UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)  March 16, 2012

GLOBETRAC INC.
(Exact name of registrant as specified in its chapter)

Delaware	000-33309	33-0953557
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Melville Street, Suite 610 Vancouver, British Columbia, Canada	V6E 4A6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  1-800-648-4287

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01	Entry into a Material Definitive Agreement

On March 12, 2012, GlobeTrac entered into a license agreement with an option to purchase with Teak Shield Corp. (“Teak Shield”) and its owners Robert and Marion Diefendorf (jointly the “Licensors”), such agreement titled: Technology License Agreement with Option to Purchase (hereinafter the “Agreement”).

Pursuant to the terms and conditions of the Agreement, GlobeTrac has acquired a license to market and sell the Licensed Products as listed in Exhibit B of the Agreement, and in exchange GlobeTrac provides consideration to Licensors of a 5% royalty on all sales of the Licensed Products with a minimum $100,000 yearly royalty payment, and agreement to issue to Licensors 5 million shares of GlobeTrac common stock.

In addition, pursuant to the terms and conditions of the Agreement, for a onetime payment of $250,000 GlobeTrac will acquire the option to purchase, for a two year period, 100% of the Licensor’s ownership and interest in its proprietary rights and assets including all Licensed Products, manufacturing, patents, intellectual property, technology, contracts, trademarks, and goodwill, all as listed in Exhibit A of the Agreement (collectively the “Assets”).

The option to purchase is conditional upon GlobeTrac satisfying the following conditions:

a)	GlobeTrac delivers written notice of its intention to exercise the option to purchase within two years from the date of the Agreement; and
b)	GlobeTrac pays to Licensors the aggregate sum of $3 million, net of the $250,000 paid to the Licensor to acquire the option to purchase.

Please see attached agreement (Exhibit 10.10) for more details.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description

10.10	Agreement dated March 12, 2012 among GlobeTrac Inc, and Robert Diefendorf, Marion Diefendorf and Teak Shield Corp. a Florida corporation.	Included

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Globetrac, Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

GLOBETRAC, INC.

By:/s/ John DaCosta
Dated:  March 16, 2012
John DaCosta – CEO & President